EXHIBIT 5
SCHIFF HARDIN & WAITE
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7300 Sears Tower
Chicago, IL  60606

                                     April 17, 1998


Northwestern Public Service Company
33 Third Street SE
Huron, South Dakota  57350-1605

Gentlemen:

     We have acted as counsel for Northwestern Public Service Company, a Delaware corporation (the "Company"), in connection with the Company's filing of a Registration Statement on Form S-3 (the "Registration Statement") covering the issuance and sale by the Company of an additional 1,000,000 shares of its Common Stock, $1.75 par value, and related Common Stock Purchase Rights (the "Shares"), pursuant to its Dividend Reinvestment and Direct Stock Purchase Plan (the "Plan").

     We have examined such of the corporate records of the Company and have made such inquiries and further investigations as we deemed necessary in order to enable us to render this opinion. Based thereon, we are of the opinion that:

     The Shares have been duly and validly authorized and, subject to receipt of an order of the Federal Energy Regulatory Commission ("FERC") authorizing the issuance and sale of the Shares, the Shares, when issued in exchange for the payment therefor as contemplated by the Plan (which for purposes of this opinion we assume will never be less than the $1.75 per share par value of the Common Stock), will be legally issued, fully paid and nonassessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Experts and Legal Opinions" in the Prospectus forming a part of the Registration Statement.

                              Respectfully submitted,

                              SCHIFF HARDIN & WAITE

                              BY: /s/ Robert J. Minkus
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                                  Robert J. Minkus